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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 11

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                                 --------------------
                                                   1995        1994
                                                 --------    --------
(A)  Income (loss) before cumulative effect
       of a change in accounting principle.....  $ 55,367    $(29,995)

     Cumulative effect of a change in
       accounting principle....................         -      (3,430)
                                                 --------    --------

(B)  Net income (loss).........................  $ 55,367    $(33,425)
                                                 ========    ========

EARNINGS PER SHARE

Based on average common shares outstanding
- ------------------------------------------

(C)  Average shares outstanding................   144,246     144,612
                                                 ========    ========

(A/C)  Income (loss) before cumulative effect
        of a change in accounting principle....  $   0.38    $  (0.21)
                                                 ========    ========

(B/C)  Net income (loss).......................  $   0.38    $  (0.23)
                                                 ========    ========

Based on average common and common
- ----------------------------------
equivalent shares outstanding
- -----------------------------

Primary:

(D)  Average common equivalent shares.........       968        1,295
                                                ========     ========
(E)  Average common and common
       equivalent shares (C + D)..............   145,214      145,907
                                                ========     ========

(A/E)  Income (loss) before cumulative
        effect of a change in accounting
        principle.............................  $   0.38(1)  $  (0.21)(2)
                                                ========     ========
(B/E)  Net income (loss)......................  $   0.38(1)  $  (0.23)(2)
                                                ========     ========

Fully diluted:
(F)  Average common equivalent shares.........     1,379        1,315
                                                ========     ========
(G)  Average common and common
       equivalent shares (C + F)..............   145,625      145,927
                                                ========     ========

(I) Interest expense on Subordinated
    Convertible Debentures, net of tax........         -     $    479
                                                ========     ========

((A+I)/G) Income (loss) before cumulative
            effect of a change in accounting
            principle.........................  $   0.38(1)  $  (0.21)(2)
                                                ========     ========
((B+I)/G) Net income (loss)...................  $   0.38(1)  $  (0.23)(2)
                                                ========     ========


- -------------------------------
(1) Dilution is less than 3%.
(2) Antidilutive